Exhibit 99.1

Ultralife Batteries, Inc. Announces Preliminary First Quarter Revenue;
    Reaffirms 2005 Revenue Guidance of 10% to 20% Growth over 2004

    NEWARK, N.Y.--(BUSINESS WIRE)--April 7, 2005--Ultralife Batteries, Inc. (NASDAQ: ULBI) estimates revenue for the first quarter ended April 2 will be approximately $15 million, based on a preliminary review of the results.
    On March 15 the company announced a $7.4 million U.S. Defense Department contract award for its BA-5390 batteries. Deliveries were expected to occur in March and April. The company also indicated that while a substantial portion of these deliveries was included in its first quarter $18 million revenue guidance, due to the timing of the receipt of this contract it was possible that some revenue might shift into the second quarter, which has now occurred. In the first quarter, approximately $2 million was recognized under this contract with the remainder to be recognized in the second quarter.
    John D. Kavazanjian, Ultralife's president and chief executive officer said, "Logistical issues at the customer's receiving location prevented us from recognizing revenue under this contract award as anticipated for the first quarter. This had the effect of shifting $3 million in revenue from the first to the second quarter along with the corresponding margin. Those shipments were delivered this week and the remainder of the contract deliveries will be completed in April. Consequently, we are not changing our revenue outlook for the year."

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified. Detailed information about Ultralife is available at www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.

    CONTACT: Ultralife Batteries, Inc.
             Robert Fishback, 315-332-7100
             rfishback@ulbi.com
             or
             Lippert/Heilshorn & Associates, Inc.
             Investor Relations:
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media:
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com